[graphic of open-winged eagle]
HMN FINANCIAL, INC.
101 North Broadway
Spring Valley, MN 55975
Phone 507-346-7345
Fax 507-346-1111



NEWS RELEASE   CONTACT:  James B. Gardner,
                         Executive Vice President
                         HMN Financial, Inc. (507) 346-7345
                         FOR IMMEDIATE RELEASE


HMN FINANCIAL, INC. ANNOUNCES COMPLETION OF MERGER WITH
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MARSHALLTOWN FINANCIAL CORPORATION
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     SPRING VALLEY, MINNESOTA, December 8, 1997 . . . HMN
Financial, Inc. (HMN) (NASDAQ:HMNF), the thrift holding company for Home Federal Savings Bank (the Bank), and Marshalltown Financial Corporation (MFC) (NASDAQ:MFCX), the thrift holding company for Marshalltown Savings Bank, FSB, have completed their merger. MFC was merged into Home Federal Savings Bank and will be operated as a branch of the Bank. The aggregate merger consideration was $24.8 million, consisting of $23.7 million for the 1.35 million outstanding MFC shares, or $17.51 per MFC share, and $1.1 million for the outstanding MFC options. HMN owned 60,000 shares of MFC, which were cancelled under the merger agreement. The merger is being accounted for as a purchase transaction.

     "The merger consideration is all cash and therefore utilizes
Home Federal's excess capital to increase the assets and liabilities of the Bank," said HMN Chairman and Chief Executive
Officer Roger P. Weise. "The geographic expansion of the Bank out of southern Minnesota into Iowa will allow the Bank to service new markets and also increase its customer base."

     Letter of transmittal forms will be mailed by Registrar and Transfer Company, the exchange agent, to MFC shareholders on December 10, 1997. The transmittal forms must be returned to the
exchange agent within 180 days of December 5, 1997.   All
questions with respect to the surrender of certificate(s) of MFC common stock should be made directly to the Registrar and Transfer Company at 1-800-368-5948, extension 7760.

     On July 1, 1997, HMN and MFC announced an Agreement and Plan of Merger (the Agreement). On November 7, 1997, HMN and MFC announced MFC's shareholder approval of the Agreement. On
November 18, 1997 HMN received approval from the Office of Thrift
Supervision to close the Agreement.

     At September 30, 1997, MFC had total assets of $125.5 million, deposits of $103.7 million and shareholders' equity of $20.3 million.

     HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Spring Valley, MN. Home Federal Savings Bank operates seven offices in southern Minnesota and a mortgage banking office in Eden Prairie, Minnesota. As a result of the merger it now operates two full service retail banking facilities in Marshalltown and Toledo, Iowa.

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